<u>Assignment</u>

Messrs. Blaine Froats and Sean Froats hereby assign all of their rights and interests in the technology utilizing waste plastic combined with virgin plastic used in the production of decorative moldings in the building industry.

This is being assigned to Tabularasa Corp. on December 30th, 200~~8~~7

Blaine Froats and Sean Froats

Witness: